EXHIBIT 5.1

[LETTERHEAD OF WEIL, GOTSHAL & MANGES LLP]

August 15, 2003

DIRECTV Holdings LLC

DIRECTV Financing Co., Inc.

2230 East Imperial Highway

El Segundo, California 90245

Ladies and Gentlemen:

We have acted as counsel to DIRECTV Holdings LLC (the “Company”) and DIRECTV Financing Co., Inc. (“Finance Co.”), and to DIRECTV Enterprises, LLC, DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Operations, LLC, DIRECTV, Inc. and USSB II, Inc. (each a “Guarantor” and collectively, the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4, Registration No. 333-106529 (the “Registration Statement”), with respect to $1,400,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2013 (the “Registered Notes”) of the Issuers (defined below) to be issued under an Indenture, dated as of February 28, 2003 (the “Indenture”), by and among the Issuers and The Bank of New York, as trustee (the “Trustee”). The Registered Notes will be unconditionally guaranteed on a senior unsecured basis by each of the Guarantors pursuant to guarantees contained in the Indenture (the “Guarantees”). The Company, Finance Co. and the Guarantors are sometimes referred to herein collectively as the “Issuers.”

The Registered Notes will be offered in exchange for like principal amounts of the Issuers’ outstanding 8 3/8% Senior Notes due 2013 (the “Original Notes”) pursuant to the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of February 28, 2003, by and among the Issuers, Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Salomon Smith Barney Inc. The Registration Rights Agreement was executed in connection with the private placement of the Original Notes. As used herein, the term “Specified Guarantors” means all of the Guarantors other than USSB II, Inc., a Minnesota corporation.

DIRECTV Holdings LLC

DIRECTV Financing Co., Inc.

August 15, 2003

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Registered Note and Guarantees set forth in the Indenture, the Registration Rights Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers. In addition, we have assumed that the Registered Notes will be executed and delivered substantially in the form examined by us.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. When executed and delivered by the Company and Finance Co. in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authentication and delivery of the Registered Notes by the Trustee in accordance with the Indenture), the Registered Notes will be validly issued and will constitute valid and binding obligations of the Company and Finance Co., subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

2. When executed and delivered by the Specified Guarantors in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authorization, execution and delivery of the Guarantees by the Trustee in accordance with the Indenture), the Guarantees will be validly issued and will constitute valid and binding obligations of the Specified Guarantors, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

The opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

DIRECTV Holdings LLC

DIRECTV Financing Co., Inc.

August 15, 2003

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement.

Very truly yours,

/s/    WEIL, GOTSHAL & MANGES LLP

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